Form S-1/A Appendix

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
LANDBAY INC.
Flushing, NY

I have audited the accompanying balance sheet of Landbay , Inc. as of March 31, 2016 and the related statements of income, shareholders' equity, and cash flows for the period from January 28, 2016 (inception) through March 31, 2016. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).Those standards require that I plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that our audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Landbay, Inc. as of March 31, 2016 and the results of operations and cash flows for the period from January 28, 2016(inception) through March 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/JIA ROGER QIAN WANG
JIA ROGER QIAN WANG, CPA

Jackson HTS, NY
June 29,2016

Landbay Inc
Balance Sheets

( As of March 31, 2016)

March 31, 2016
Assets
Current assets:
Cash & cash equivalents	$40
Accounts receivable, net	-
Prepaid expenses and other current assets	-
Total current assets	$40
Property and equipment, net	-
Investing assets	$1,950
Other assets	-
Total assets	$1,990

Liabilities and stockholder's equity
Liabilities	-
Account payable	-
Tax payable	-
Total current liabilities	-

Stockholder's equity:
Common Stock: 0.0000001 Par Value; 99,900,000,000 Shares authorized; 0 share issued and outstanding	-
Additional paid-in (paid-out) capital	$2,195
Retained earnings	($205)
Total stockholder's equity	$1,990
Total liabilities and stockholder's equity	$1,990
10 Back to Table of Contents Landbay Inc Statement of Income For the Period from January 28, 2016 (Inception) to March 31, 2016
Ended March 31, 2016
Revenues:
Gain(loss) from Investment	-
Other gain(lose)	-
Net profit(lose)	-

Costs and expenses:
Organization expenses	$195
Bank Fees	$10
Total costs and expenses	$205

Income (loss) from operations	($205)
Income (loss) before provision for income taxes	($205)
Corporation income taxes	-
Net income (loss)	($205)

Net income(lose) per common share-basic and diluted	-

Weighted average common shares outstanding-basic and diluted	-
- Landbay Inc Statement of Changes in Shareholders' Equity For the Period from January 28, 2016(Inception) to March 31, 2016
Shareholders' Equity-beginning balance	-
Issuance of Stocks (0 share)	-
Additional Paid in (paid out) Capital	$2,195
Net Income(lose)	($205)
Shareholders' Equity-Ending Balance	$1,995
Landbay Inc Statements of Cash Flows For the Period from January 28, 2016(Inception) to March 31, 2016)
Ended March 31, 2016
Cash flows from operating activities:
Net income(loss)	($205)
Adjustments to reconcile net income to net cash provided by operations activities:
Depreciation and amortization	-
Changes in assets and liabilities:
Account receivable	-
Prepaid expenses and other current assets	-
Account payable	-
Current liabilities	-
Net cash provided by (used in) operating activities	($205)

Cash flows from investing activities:
Purchase of properties and equipments	$1,950
Net cash provided by (used in) investing activities	($1,950)

Cash flows from financing activities:
Capital stock	-
Additional paid-in (paid-out) capital	$2,195
Net cash provided by (used in) financing activities	$2,195

Net increase (decrease) in cash	$40

Cash:
Beginning of Quarter	-
End of Quarter	$40

11
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Landbay Inc
Notes to Financial Statements

March 31, 2016

Note 1 - Description of the Company's Business

Nature of Operations

Landbay Inc, the Company, incorporated in the State of New York on January 28,2016, is engaged in the investment activities of the spot gold trading and the spot silver trading.

During the first quarter in 2016, the company opened trading account in Bullion Vault to start trading activities. The Company's activities are subject to significant risks and uncertainties, including failing to secure additional funding to continue the investment activities.

Note 2 - Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America(GAAP).

The Company was set up on January 28, 2016, and the Company started to trade the spot gold and the spot silver since March 26, 2016.

This is the financial statements of the Company, the period is from January 28, 2016 to March 31, 2016. It is the whole period since the Company was set up.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, and disclosures at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

(c) Revenue Recognition

The Company recognizes capital gain and loss from the spot gold trading and the spot silver trading at the time we sell gold and silver from the trading accounts in brokerage firms.

(d) Income Taxes:

The company file income tax return in the U.S. federal jurisdiction and in the state of New York, The Company is subject to Federal, New York State and New York City corporation income taxes.

Note 3 - Earnings per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of March 31,2016.

Note 4 - Cash, Cash equivalents and Marketable Securities

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company didn't have any marketable securities.

Note 5 - Stockholders' Equity

The company has authorized 99,900,000,000 shares of common stocks with a par value of 0.0000001 per share. There are no shares of common stocks outstanding as of March 31,2016.

In the period from January 28, 2016 to March 31, 2016, the Company didn't issue any type stocks, options and warrants; the Company didn't have any share-based compensation, related to employee share-based awards, Tax benefit from share-based award activity.

Note 6 - Related Party Transaction

The Company has been provided office space by its sole owner at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

As of March 31,2016, the company received $2,000 from its sole shareholder (owner) to use for the initial investment, the company treat it as additional paid in capital. The owner used $1,950 from the company's bank account as of March 31,2016.